Exhibit 3.1
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
COMPELLENT TECHNOLOGIES, INC.
I.
     The name of this corporation is Compellent Technologies, Inc.
II.
     The address of the registered office of the corporation in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of the registered agent at such address is The Corporation Trust Company.
III.
     The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law (“DGCL”).
IV.
     This corporation is authorized to issue only one class of stock, to be designated Common Stock. The total number of shares of Common Stock which the corporation is presently authorized to issue is One Thousand shares, each having a par value of one cent ($0.01).
V.
     A. The management of the business and the conduct of the affairs of the corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by the Board of Directors in the manner provided in the Bylaws.
     B. Election of Directors
     Directors shall be elected at each annual meeting of stockholders to hold office until the next annual meeting. Each director shall hold office either until the expiration of the term for which elected or appointed and until a successor has been elected and qualified, or until such director’s death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director. No person entitled to vote at an election for directors may cumulate votes to which such person is entitled.
     C. Removal
     Subject to any limitations imposed by law, the Board of Directors or any director may be removed from office at any time (a) with cause by the affirmative vote of the holders of a majority of the voting power of all then-outstanding shares of capital stock of the corporation entitled to vote at an election of directors or (b) without cause by the affirmative vote of the holders of a majority of the voting power of all then-outstanding shares of capital stock of the corporation, entitled to vote generally at an election of directors.
     D. The Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the corporation. The stockholders shall also have power to adopt, amend or repeal the Bylaws of the corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the corporation required by law or by this Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the Bylaws of the corporation.
VI.
     A. The liability of the directors for monetary damages shall be eliminated to the fullest extent under applicable law. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated to the fullest extent permitted by the DGCL, as so amended.
     B. Any repeal or modification of this Article VI shall be prospective and shall not affect the rights under this Article VI in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.
VII.
     The corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are granted subject to this reservation.